Exhibit 10.3
GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN
2011 NONQUALIFIED STOCK OPTION AWARD AGREEMENT
To: EDWARD MULLER
Congratulations on your selection as a recipient of options (“Options”) under the GenOn Energy, Inc. 2010 Omnibus Incentive Plan (the “Plan”). The employment agreement between you and the Company dated April 11, 2010 (the “Employment Agreement”), this Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights.
Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan and terms used that are defined in the Employment Agreement will have the meanings ascribed to them in the Employment Agreement.
1.	Terms. Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Options as outlined below:

Grant Date:	February 23, 2011

Number of Options Granted:	744,641

Exercise Price Per Share:	$3.81

Expiration Date:	February 22, 2021
2.	Vesting. Except as provided in Section 3 below, the Options will vest and become non-forfeitable on the following dates (each such date, a “Vesting Date”):
248,213 Options on February 23, 2012;
248,214 Options on February 23, 2013; and
248,214 Options on February 23, 2014
3.	Impact of Change in Employment Status.
a.
Termination Without Cause or for Good Reason, Death, Disability or Retirement. In the event your employment with the Company is terminated (regardless of whether such termination is in connection with a Change in Control) (i) by the Company without Cause, (ii) by you for Good Reason or (iii) as a result of your death, Disability or Retirement, all Options that have not already vested, as of the date of such termination, shall vest immediately and become nonforfeitable. Vested Options will remain exercisable until the Expiration Date.

b.
Termination for Cause, Voluntary Resignation Without Good Reason. In the event of your termination of employment with the Company (i) by the Company for Cause or (ii) by reason of your resignation from the Company for any reason other than for Good Reason (or other than due to your death, Disability or Retirement), all Options that have not already vested as of the date of such termination will be forfeited. Options will remain exercisable for one year from the date of termination or, if earlier, the Expiration Date.

4.
How to Exercise; Who Can Exercise. The Options hereby granted may be exercised by approved means permitted under the terms of the Plan, through the Company’s designated agent. During your lifetime, the Options will be exercisable only by you.

5.
Stockholder Rights. The Options do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the exercise of the Options.

6.
Transferability. No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution. In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 6, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement. Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 6 shall be null and void.

7.	Change in Control. Upon a Change in Control, the Options will become fully vested and nonforfeitable as of the date of the Change in Control.
8.
Tax Withholding; Code Section 409A. The Company has the right to deduct or withhold, or require you to remit to the Company, an amount sufficient for payment of required withholding taxes with respect to any taxable event arising as a result of this Agreement or take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Options granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.

9.
Notice. Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered. Notice to the Company shall be addressed to the Company’s General Counsel at 1000 Main St., Houston, TX 77002. Notice to you shall be addressed to you at your most recent home address on record with the Company. Notices are effective upon receipt.

10.
Requirements of Law. The granting of Options and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.	Miscellaneous.
a.
Limitation of Rights. The granting of this Award shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate your services at any time, or your right to terminate your services at any time.

b.
Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

c.
Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

12.
Acceptance of Award. You are deemed to accept this Award and to agree that it is subject to the terms and conditions set forth in this Agreement and the Plan unless you provide the Company written notification not later than 30 days after the Grant Date of your rejection of this Award (in which case your Award will be forfeited and you shall have no further right or interest therein as of the Grant Date).

GENON ENERGY, INC.

Karen D. Taylor
Senior Vice President, Human Resources and Administration

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